Exhibit 3.1

ARTICLES OF AMENDMENT

In compliance with the requirements of the applicable provisions (relating to articles of amendment), the undersigned, desiring to amend its articles, hereby states that:

1.
The name of the corporation is: Koppers Holdings Inc.
2.
The name of its commercial registered office provider and the county of venue is: c/o: Corporation Service Company and Allegheny County
3.
The statute by or under which it was incorporated: Pennsylvania Business Corporation Law of 1988
4.
The date of its incorporation: November 12, 2004
5.
The amendment shall be effective upon filing these Articles of Amendment in the Department of State.
6.
The amendment was adopted by the board of directors pursuant to 15 Pa. C.S. § 1914(c) or § 5914(b).
7.
The amendment adopted by the corporation is set forth in full in Exhibit A attached hereto and made a part hereof.

IN TESTIMONY WHEREOF, the undersigned corporation has caused these Articles of Amendment to be signed by a duly authorized officer thereof this 3rd day of August, 2023.

KOPPERS HOLDINGS INC.

/s/ Stephanie L. Apostolou

General Counsel and Secretary

EXHIBIT A TO ARTICLES OF AMENDMENT

Article IV (Capital Stock) is hereby amended to add a new Section 406 set forth below:

Section 406. All shares of Stock shall be uncertificated. This section shall not apply to shares represented by a certificate at the time when this Section 406 became effective, until the certificate is surrendered to the Corporation.